Exhibit 10.06

Joy Howard

May 6, 2015

Dear Joy:

On behalf of Sonos Inc., I am delighted to offer you an exempt position as Chief Marketing Officer in our Cambridge, MA office. In your new position you will report to Patrick Spence; Chief Commercial Officer. We look forward to welcoming you to Sonos.

If you decide to join Sonos, you will receive an annual salary of $325,000, which will be paid semi-monthly in accordance with Sonos’ payroll procedures.

Bonus

You will be eligible to participate in the Sonos Bonus Plan funded annually at 15% for each position (non-sales). There are two distinct components: (1) Individual Bonus: A target 10% of base salary will be available, and the annual bonus award is variable (up or down) based on individual performance and impact; (2) Company Bonus: An additional 5% of base salary is available as an upside bonus opportunity measured by a team goal based on specific organizational targets. See your manager for details. If you start between 1-November and 30-June, eligibility will be pro-rated for the applicable period. If you start after 30-June, you will be ineligible for that year’s Bonus Plan. Sonos’ fiscal year runs from October 1-Sept. 30. The parameters highlighted are for the current Sonos Bonus Plan, and these are subject to change for the fiscal year and on an annual basis.

Stock Options

If you decide to join Sonos, it will be recommended at the first meeting of Sonos’ Board of Directors following your start date that Sonos grant you an option to purchase shares of Sonos’ Common Stock. The option grant will give you the right to purchase 53,789 shares of Common Stock at a price per share to be determined by the Board. 25% of the shares subject to the option grant will vest 12 months after the date your vesting begins subject to your continuing employment with Sonos. The remaining shares will vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with Sonos. The option grant will be subject to the terms and conditions of Sonos’ Stock Option Plan and Stock Option Agreement.

Sign On Bonus

In addition, we are pleased to offer you a one-time sign on bonus of $40,000 to be paid out concurrent with your first paycheck or direct deposit. Please understand that if at any time within six (6) months from your start date with Sonos you voluntarily terminate your employment relationship, you agree that you will return 100% ($40,000) of the sign on bonus.

223 E De La Guerra  Santa Barbara, CA 93101  T (+1) 805 965 3001  F (+1) 805 965 3010  www.sonos.com

Relocation

We will reimburse your reasonable out-of-pocket moving expenses, such as moving costs, temporary housing, etc., up to a total maximum of $ 25,000. This amount is intended to cover all of your reimbursable relocation expenses, some of which are taxable and shall be grossed up in accordance with IRS regulations. Our goal is to make your move as easy as possible.

In order to allow Sonos to properly compute the total amount of reimbursement due, you will need to maintain and submit receipts for all expenses. Please note that in order to earn your relocation package you must complete your move within 12 months of your start date and be actively employed with Sonos for 12 months following your start date. However, if you voluntarily terminate your employment with Sonos within 12 months of your start date, you will be responsible for reimbursement of the relocation costs at Sonos’ sole discretion.

As a regular full-time employee working 30 or more hours per week, you will be eligible to receive benefits that are provided to U.S. employees. Your benefits will be effective on your first day of employment. These include benefits such as life and health (medical, dental & vision) insurance. For purpose of 401(k), the effective date will be the first of the month following you date of hire.

There are several conditions of employment at Sonos of which you should be aware. These are attached as an appendix to this offer letter. These apply to all U.S. employees of Sonos in the same manner as they will apply to you.

Please feel free to contact your manager with any questions or concerns you may have regarding this offer, Sonos’ benefits package, options plans or the terms and conditions of your employment. The terms contained in this offer letter supersede all prior oral representations regarding employment. Please accept this offer by signing and dating below no later than Friday, May 8, 2015. If you accept our offer, we anticipate that your first day of employment would be Friday, May 15, 2015.

We are excited about having you join our team. We are creating a work environment that focuses on quality, innovation, and drive, and hope you’ll be a key part of it. We look forward to working with you at Sonos.

Sincerely,

/s/ Helen Russell

Helen Russell
Chief Human Resources Officer

Agreed to and accepted:

Signature:	/s/ Joy Howard

Date:	May 6, 2015

Printed Name: Joy Howard

Attachment: Appendix of Employment Terms and Conditions

223 E De La Guerra  Santa Barbara, CA 93101  T (+1) 805 965 3001  F (+1) 805 965 3010  www.sonos.com

Employment Terms and Conditions

1.    At Will Employment: You should be aware that your employment with Sonos is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Sonos is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give Sonos at least two weeks notice.

2.    Background Checks: Sonos reserves the right to conduct background investigations and/or reference checks on all of its potential employees. This offer of employment may be rescinded at any time in the event of unfavorable background investigation and/or reference check results.

3.    Federal Immigration Law: For purposes of federal immigration law, you will need to provide to Sonos documentary evidence of your identity and eligibility for employment in the United States. Please provide such documentation to us within three (3) business days of your date of hire.

4.    Conflicting Agreements: We also ask that, if you have not already done so, you disclose to Sonos any agreements relating to your prior employment that may affect your eligibility to be employed by Sonos or limit the manner in which you may be employed. It is Sonos’ understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, by joining Sonos, you agree that, during the term of your employment with Sonos, you will not engage in any other employment, occupation, consulting or other business activity directly related to Sonos’ business, nor will you engage in any other activities that conflict with your obligations to Sonos. Similarly, you agree not to bring any third party confidential information to Sonos, including that of your former employer, and that in performing your duties for Sonos you will not in any way utilize any such information.

5.    Compliance with Company Standards: As a Company employee, you will be expected to abide by Sonos’ rules and standards of conduct. These are set forth in Sonos Handbook, which is distributed and available to each employee.

6.    Employee Agreement. As a condition of your employment, you will need to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Sonos, and non-disclosure of Company proprietary information. This agreement specifies the procedures to be followed in the event of any dispute or claim relating to or arising out of our employment relationship. We will need you to sign the Agreement on or before your first day of employment.

7.    If you join our Santa Barbara office, your employment will be governed by and interpreted under the laws of the State of California, without regard to conflict of law principles. If you join our Cambridge office, your employment will be governed by and interpreted under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.

223 E De La Guerra  Santa Barbara, CA 93101  T (+1) 805 965 3001  F (+1) 805 965 3010  www.sonos.com